EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (In millions, except per share amounts)

                                             For the Three      For the Six
                                              Months Ended      Months Ended
                                               June 30,          June 30,
                                             1996     1995     1996     1995
                                             ----     ----     ----     ----

Weighted Average Number of Shares             387      381      391      378

Shares Assumed to be Issued on Conversion:
   Warrants                                    21       10       21        5
                                            -----    -----    -----    -----

Weighted Average Number of Shares
 of Common Stock for Primary Computation      408      391      412      383

Shares Assumed to be Issued on Conversion:
   Debentures                                  10       19       10       22
   Warrants                                     -        3        1        8
   Cumulative Preferred Stock                   -        1        -        1
                                            -----    -----    -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution          418      414      423      414
                                            =====    =====    =====    =====


Net Income                                  $ 278    $ 226    $ 521    $ 438

Dividend Requirements on Preferred Stock        2        3        5        5
                                            -----    -----    -----    -----
Net Income Available
 to Common Shareholders                       276      223      516      433

Interest on Convertible
 Debentures, Net of Tax                         1        2        2        4
                                            -----    -----    -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution       $ 277    $ 225    $ 518    $ 437
                                            =====    =====    =====    =====
Earnings Per Share:
  Primary                                   $0.68    $0.57    $1.25    $1.13

  Fully Diluted                              0.66     0.54     1.23     1.06


Note: Restated to reflect the effect of the 2-for-1 common stock split effective July 19, 1996.